Exhibit 99.1

T-Mobile Names Peter Osvaldik as Un-carrier’s new Chief Financial Officer; Announces Retirement of CFO Braxton Carter

Current SVP and Chief Accounting Officer Osvaldik promoted to CFO role effective July 1, 2020.

Braxton Carter to retire after 19 years with MetroPCS and T-Mobile on July 1, 2020 and will remain available to the company as strategic advisor through at least December 31, 2020.

Bellevue, Washington and Overland Park, Kansas — June 20, 2020 — T-Mobile US, Inc. (NASDAQ: TMUS) announced today the company has promoted Peter Osvaldik, T-Mobile’s current senior vice president, Finance and Chief Accounting Officer, to Chief Financial Officer (CFO) effective July 1, 2020. Osvaldik will assume the CFO role as current CFO Braxton Carter plans to retire on July 1, 2020 at the conclusion of his previously announced contract extension.

“Peter brings his proven leadership capabilities and strong financial acumen into this position at a critical time in the Un-carrier’s history, as we manage the significant complexities and huge opportunities inherent in this next chapter, integrating Sprint and delivering on the financial potential of the new T-Mobile,” said T-Mobile Chief Executive Officer Mike Sievert. “As a Team Magenta executive officer and leader for nearly five years and with financial leadership roles at companies prior to T-Mobile, Peter has both a deep knowledge of T-Mobile and significant financial expertise that have made him a key contributor to the outstanding results we’ve seen over the last few years.”

Sievert continued, “We conducted an extensive months-long internal and external succession planning and search process to find the right candidate, resulting in Peter’s appointment. The Board of Directors and I are thrilled to appoint him as our new CFO.”

Osvaldik joined T-Mobile in January 2016 as vice president, External Reporting and Technical Accounting. He was elevated to senior vice president, Finance and Chief Accounting Officer in June 2016. Prior to T-Mobile, Osvaldik held Chief Accounting Officer, Controller and manager roles at Outerwall, Coinstar and PricewaterhouseCoopers. He is a graduate of Western Washington University.

Carter spent more than 19 years at T-Mobile, starting his career at MetroPCS and then playing an integral role as the company merged with T-Mobile in 2013. Upon the merger, he was named Executive Vice President and CFO in May 2013.

“Over the past 19 years – from MetroPCS to T-Mobile – Braxton Carter has helped us build T-Mobile into the most loved brand in wireless,” said Sievert. “Quarter after quarter, Braxton led the charge in translating T-Mobile’s record customer growth into record financial results. His tireless advocacy on behalf of T-Mobile gave us room to grow and set us up for longer term success. I can’t thank Braxton enough for everything he’s done for this company. We will miss him -- and his signature magenta cowboy hat -- tremendously.”

As CFO at MetroPCS, Carter oversaw the successful merger and integration of that business into T-Mobile in 2013, delivering approximately $10B in synergy realization, more than originally planned and one full year ahead of schedule. And since 2013, T-Mobile has nearly doubled the size of its business, including the acquisition of MetroPCS, setting both quarterly and all-time financial records, nearly every quarter, in either Total Revenue, Service Revenue, Adjusted EBITDA, Net Income or Free Cash Flow, and meeting or exceeding guidance quarter after quarter, year after year. Carter and his team have raised over $100B in capital for both standalone and new T-Mobile. That growth has translated into massive returns for T-Mobile shareholders and employees, including a 500% return to equity investors from our debut over seven years ago at $16.52 a share as of May 1, 2013, and a massive 17X increase in market cap to over $120B today.

After his retirement on July 1, 2020, Carter will serve the company in a strategic advisory role for at least three months to ensure an effective transition, with an additional three months at the company’s option, through December 31, 2020.

About T-Mobile
T-Mobile U.S. Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Sprint. For more information please visit: http://www.t-mobile.com.